EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-134113 and No.333-177285) of Ryder System, Inc. of our report dated June 22, 2015 relating to the financial statements and supplemental schedule of Ryder System, Inc. 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Miami, FL
June 22, 2015